Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Fred B. Parks, Chairman and CEO Todd E. Paulson, CFO (763) 475-1400

UROLOGIX REVISES REVENUE GUIDANCE FOR FISCAL FIRST QUARTER

Company Expects Net Earnings of $0.04 — $0.06 per Share in Quarter

     MINNEAPOLIS — September 29, 2004 — Urologix®, Inc. (NASDAQ:ULGX) announced today that it expects revenues for the fiscal first quarter ended September 30, 2004 to be approximately $6.0 million, a 19 percent increase over the prior year first quarter revenue of $5.1 million, and a 14 percent decrease from the sequential quarter revenue of $7.0 million for the fourth quarter of fiscal 2004. These results are below the company’s previously issued revenue guidance of $6.8 million to $7.2 million.

     The company anticipates fiscal 2005 first quarter net earnings of $0.04 to $0.06 per diluted share compared to a net loss of $0.04 per share in the first quarter of last fiscal year and net earnings of $0.06 per diluted share in the fourth quarter of fiscal 2004.

     “Our first quarter revenue performance will be below our expectations. Despite this, we expect to deliver solid earnings for the third consecutive quarter and remain committed to profitable growth in fiscal 2005.” said Fred B. Parks, Chairman and Chief Executive Officer of Urologix. “We are in the process of analyzing our first quarter results and the impact on the total year. We will report our conclusions and update our fiscal 2005 business outlook during our upcoming quarterly conference call.”

     Urologix will announce fiscal first quarter earnings and host a conference call to discuss the first quarter results and provide an update on the business outlook for fiscal 2005 on Tuesday, October 26, at 10:00 a.m. Central Time.

About Urologix

     Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

     Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of our Cooled ThermoTherapy products, our sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

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